Exhibit 5
Johnson Controls, Inc.
5757 North Green Bay Avenue
Post Office Box 591
Milwaukee, WI 53201-0591
Tel. 414/524 3400
FAX: 414/524 2077
Jerome D. Okarma
Vice President, Secretary
and General Counsel
March 26, 2007
Johnson Controls, Inc.
5757 N. Green Bay Avenue
P.O. Box 591
Milwaukee, WI 53201
Ladies and Gentlemen:
     I am Vice President, Secretary and General Counsel of Johnson Controls, Inc., a Wisconsin corporation (the “Company”), and have advised the Company in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 12,283,702 shares of the Company’s Common Stock, $0.04 1/6 par value (the “Common Stock”), which may be issued pursuant to the Johnson Controls, Inc. 2007 Stock Option Plan (the “Plan”).
     In my capacity as Vice President, Secretary and General Counsel of the Company, I have examined: (a) the Plan; (b) the Registration Statement, including the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (c) the composite of the Restated Articles of Incorporation of the Company, as amended through December 12, 2003; (d) the Amended and Restated Bylaws of the Company, as amended through November 15, 2006; (e) resolutions of the Company’s Board of Directors relating to the Plan and the issuance of Common Stock thereunder; and (f) such other proceedings, documents and records as I have deemed necessary to enable me to render this opinion.
     In my examination of the above-referenced documents, I have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to me as originals and the conformity with the originals of all documents submitted to us as copies.
     Based on the foregoing, we are of the opinion that:
     1. The Company is a corporation validly existing under the laws of the State of Wisconsin.
     2. The shares of Common Stock covered by the Registration Statement, when issued by the Company in the manner and for the consideration contemplated by the Plan, will be validly issued, fully paid and nonassessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement. In giving my consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
     This opinion is limited to the laws of the State of Wisconsin and the federal laws of the United States applicable therein, and I express no opinion with respect to the laws of any other state or jurisdiction.
Very truly yours,
/s/ Jerome D. Okarma
Jerome D. Okarma
Vice President, Secretary and General Counsel